EXHIBIT 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in Amendment No. 1 to this registration statement on Form F-3 of Aeterna Zentaris Inc. of our report dated March 15, 2017 relating to the financial statements of Aeterna Zentaris Inc., which appears in Aeterna Zentaris Inc.’s Annual Report on Form 20-F for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such registration statement, as amended.

Québec, Quebec, Canada
April 13, 2017

(1) CPA auditor, CA, public accountancy permit No. A121191

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

Place de la Cité, Tour Cominar, 2640 Laurier Boulevard, Suite 1700, Québec, Quebec, Canada G1V 5C2

T: +1 418 522-7001, F: +1 418 522-5663, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.